Filed Pursuant to Rule 424(b)(3)

Registration No. 333-297342

PROXY STATEMENT/PROSPECTUS SUPPLEMENT NO. 1

(to Proxy Statement/Prospectus dated September 25, 2026)

EXPLANATORY NOTE

SUPPLEMENT NO. 1 TO THE PROXY STATEMENT/PROSPECTUS

The following information relates to and supplements the proxy statement/prospectus of Pulmatrix, Inc., a Delaware corporation (“Pulmatrix”), dated September 25, 2026 and first mailed to Pulmatrix stockholders on or about September 25, 2026 (the “Proxy Statement/Prospectus”), in connection with the special meeting in lieu of the annual meeting of stockholders of Pulmatrix, Inc. (the “Pulmatrix Special Meeting”). This supplement (this “Supplement”) is being filed to announce the postponement of the Pulmatrix Special Meeting to October 26, 2026, to update related voting and document request deadlines, to update and correct the deadlines for submission of stockholder proposals and nominations for the Pulmatrix 2027 Annual Meeting (as defined below), and to provide a revised proxy card reflecting the postponed meeting date and updated voting deadlines. Capitalized terms used but not defined in this Supplement have the meanings ascribed to them in the Proxy Statement/Prospectus.

Except as described in this Supplement, no other changes have been made to the Proxy Statement/Prospectus, the record date and the proposals to be voted on at the Pulmatrix Special Meeting remain unchanged, and the Pulmatrix board of directors continues to recommend that Pulmatrix stockholders vote as set forth in the Proxy Statement/Prospectus.

To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement/Prospectus, the information in this Supplement supersedes such information. The Proxy Statement/Prospectus contains additional information. This Supplement should be read in conjunction with the Proxy Statement/Prospectus.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 24 OF THE PROXY STATEMENT/PROSPECTUS.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities described in the Proxy Statement/Prospectus or passed upon the adequacy or accuracy of the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

This Supplement is dated October 7, 2026, and is first being mailed to Pulmatrix stockholders, together with a revised proxy card, on or about October 7, 2026.

NOTICE OF POSTPONEMENT OF STOCKHOLDER SPECIAL MEETING

945 Concord Street, Suite 1217

Framingham, MA 01701

(888) 355-4440

To the stockholders of Pulmatrix, Inc.:

NOTICE IS HEREBY GIVEN that the Pulmatrix Special Meeting, originally scheduled for October 16, 2026, at 8:30 a.m., Eastern Time, has been postponed. The Pulmatrix Special Meeting will now be held on Monday, October 26, 2026, at 8:30 a.m., Eastern Time. The Pulmatrix Special Meeting will be held exclusively online. You will be able to attend and participate in the Pulmatrix Special Meeting online by visiting www.virtualshareholdermeeting.com/PULM2026SM, where you will be able to listen to the meeting live, submit questions and vote.

The Pulmatrix Special Meeting will be held for the purposes set forth in the Notice of Special Meeting of Stockholders in Lieu of Annual Meeting of Stockholders included in the Proxy Statement/Prospectus, including to consider and vote upon Proposal Nos. 1 through 9 described therein, and to transact such other business as may properly come before the Pulmatrix Special Meeting or any adjournment or postponement thereof. The proposals have not changed.

Pulmatrix has postponed the Pulmatrix Special Meeting to provide stockholders with additional time to receive this Supplement and the annual report to stockholders, to review this Proxy Statement/Prospectus, this Supplement and the annual report to stockholders, and to submit their votes.

The record date for determining stockholders entitled to receive notice of and to vote at the Pulmatrix Special Meeting remains the close of business on August 28, 2026. Your signed proxy card, telephonic proxy instructions or internet proxy instructions must be received by 11:59 p.m., Eastern Time, on October 25, 2026, to be counted. If you hold your shares through a broker, bank or other agent, please follow the voting instructions provided by your broker, bank or other agent, which may set an earlier deadline.

A revised proxy card reflecting the postponed date of the Pulmatrix Special Meeting and the updated voting deadlines accompanies this Supplement. Proxies previously submitted, whether on the original proxy card or by telephone or internet, will remain valid and will be voted at the postponed Pulmatrix Special Meeting, and at any further adjournment or postponement thereof, unless properly revoked. If you have already submitted a proxy and do not wish to change your vote, you do not need to take any further action, and your shares will be voted as originally directed. Stockholders who have not yet voted, or who wish to change their vote, are encouraged to vote promptly using the revised proxy card or the telephone or internet voting instructions provided therein. If you submit a revised proxy card or vote again by telephone or internet, your later-dated proxy will revoke any proxy previously submitted, and only your latest-dated proxy will be counted.

By Order of the Pulmatrix Board of Directors,

Peter Ludlum

Interim Chief Executive Officer

October 7, 2026

REFERENCES TO ADDITIONAL INFORMATION

The Proxy Statement/Prospectus incorporates important business and financial information about Pulmatrix that is not included in or delivered with this document. You may obtain this information without charge through the SEC’s website (www.sec.gov) or upon your written or oral request by contacting Pulmatrix’s Corporate Secretary at 945 Concord Street, Suite 1217, Framingham, MA 01701 or by calling (888) 355-4440.

To ensure timely delivery of these documents, any request should be made no later than October 19, 2026, to receive them before the Pulmatrix Special Meeting.

If you have any questions or need assistance voting your shares, please contact Pulmatrix’s proxy solicitor, Campaign Management, toll-free in North America at +1 (855) 434-5243, by calling collect outside North America at +1 (212) 632-8422, or by email at info@campaign-mgmt.com.

OTHER MATTERS

Submission of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), a Pulmatrix stockholder who intends to present a proposal at Pulmatrix’s next annual meeting of stockholders (the “Pulmatrix 2027 Annual Meeting”) and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing no later than the close of business on May 28, 2027, after which date such stockholder proposal will be considered untimely. Such proposal must be submitted to the attention of Pulmatrix’s corporate secretary at 945 Concord Street, Suite 1217, Framingham, MA 01701. This deadline corrects the May 31, 2027 deadline previously disclosed in the Proxy Statement/Prospectus.

Pulmatrix stockholders wishing to nominate a director or submit proposals to be presented directly at the Pulmatrix 2027 Annual Meeting instead of by inclusion in the proxy statement for the Pulmatrix 2027 Annual Meeting must follow the submission criteria and deadlines set forth in the Pulmatrix Bylaws concerning stockholder nominations and proposals. Pulmatrix stockholder nominations for director and other proposals that are not to be included in such materials must be received by Pulmatrix’s corporate secretary in writing at its corporate offices, as listed above, no earlier than June 28, 2027, and no later than the close of business on July 28, 2027; provided, however, that if such meeting is held more than 30 days before or more than 30 days after the anniversary of the Pulmatrix Special Meeting, notice by the stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such Pulmatrix stockholder proposals or nominations for director must also satisfy the requirements set forth in the Pulmatrix Bylaws. To be eligible for inclusion in Pulmatrix’s proxy materials, Pulmatrix stockholder proposals must also comply with the requirements of Rule 14a-8. Stockholders are also advised to review the Pulmatrix Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. A proxy granted by a Pulmatrix stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions in the Pulmatrix Bylaws, subject to applicable rules of the SEC.

In addition, stockholders who intend to solicit proxies in support of director nominees other than Pulmatrix’s nominees must comply with the requirements of Rule 14a-19.

If a stockholder who has notified Pulmatrix of the stockholder’s intention to present a proposal at an annual meeting of stockholders does not appear to present the stockholder’s proposal at such annual meeting, Pulmatrix is not required to present the proposal for a vote at such annual meeting.

PULMATRIX, INC.
945 CONCORD STREET
SUITE 1217
FRAMINGHAM, MA 01701

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on October 25, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PULM2026SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on October 25, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04570-S48377 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PULMATRIX, INC.

The Board of Directors recommends you vote FOR the nominees listed in Proposal 5 and FOR Proposals 1, 2, 3, 4, 6, 8 and 9 and 3 years on Proposal 7.

	For	Against	Abstain
1. To approve (i) the issuance of shares of Pulmatrix, Inc. ("Pulmatrix") common stock, which will represent more than 20% of the shares of Pulmatrix common stock outstanding immediately prior to the merger, to Eos SENOLYTIX Inc. ("Eos") stockholders and to Palladium Capital Group, LLC ("Palladium") as compensation in connection with the Merger, pursuant to the terms of the Agreement and Plan of Merger and Reorganization among Pulmatrix, Eos, and PUOS Merger Sub, Inc. ("Merger Sub") dated as of March 26, 2026, a copy of which is attached as *Annex A* to the accompanying proxy statement/prospectus (the "Merger Agreement), and that certain M&A Advisory Agreement by and between Pulmatrix and Palladium, dated as of February 12, 2026, respectively, and (ii) the change of control resulting from the merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the "Nasdaq Stock Issuance Proposal" or "Proposal No. 1");	☐	☐	☐
2. To approve an amendment to the amended and restated certificate of incorporation of Pulmatrix (the "Pulmatrix Charter") to effect a reverse stock split of Pulmatrix's issued and outstanding common stock at a ratio determined by the Pulmatrix board of directors and agreed to by Eos, of one new share of Pulmatrix common stock for every 2 to 10 shares (or any number in between) of outstanding Pulmatrix common stock in the form attached as *Annex B* to the accompanying proxy statement/prospectus (the "Reverse Stock Split Proposal" or "Proposal No. 2");	☐	☐	☐
3. To approve an amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue from 200,000,000 to 250,000,000, in the form attached as *Annex C* (the "Authorized Share Increase Proposal" or "Proposal No. 3");	☐	☐	☐
4. To ratify the appointment of CBIZ CPAs P.C. as Pulmatrix's independent registered public accounting firm for fiscal year ending December 31, 2026 (the "Auditor Ratification Proposal" or "Proposal No. 4"), provided that Stephano Slack LLC is expected to be appointed for that fiscal year if the Merger is completed as the Combined Company's independent registered public accounting firm;	☐	☐	☐

5. Elect the Class III directors, Michael J. Higgins and Anand Varadan, to the Pulmatrix board of directors and to hold office until Pulmatrix's 2029 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their respective earlier death, resignation or removal, provided that if the Merger is consummated, the approval of Proposal No. 5 will only have an effect until the completion of the Merger because the composition of the Pulmatrix board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement (the "Director Election Proposal" or "Proposal No. 5");

Nominees:	For	Withhold
5a. Michael J. Higgins	☐	☐
5b. Anand Varadan	☐	☐

	For	Against	Abstain
6. Approve, on a non-binding, advisory basis, the compensation paid to Pulmatrix's named executive officers (the "Say-on-Pay Proposal" or "Proposal No. 6");	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
7. Approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation paid to Pulmatrix's named executive officers (the "Say-on-Pay Frequency" or "Proposal No. 7");	☐	☐	☐	☐

	For	Against	Abstain
8. Approve the Eos Incentive Plan (the "Incentive Plan Proposal" or "Proposal No. 8"); and	☐	☐	☐
9. To approve an adjournment of the Pulmatrix Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 8 (the "Adjournment Proposal" or "Proposal No. 9").	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on October 26, 2026:

The proxy statement/prospectus, which also serves as the annual report to stockholders in connection with the special meeting in lieu of annual meeting, is available to stockholders at www.pulmatrix.com.

T04571-S48377

PULMATRIX, INC.
Special Meeting of Stockholders
October 26, 2026 8:30 AM ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Peter Ludlum and Jordan Medalia, or any of them, as proxies and attorneys-in-fact, each with the power to act without the other and to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this card, all of the shares of Common Stock of PULMATRIX, INC. that the undersigned is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:30 AM ET on Monday, October 26, 2026, live via the Internet, at www.virtualshareholdermeeting.com/PULM2026SM, and any adjournment or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made but the card is signed, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that the nominees named on the reverse side of this card are unavailable for election or unable to serve, the shares represented by this proxy may be voted for a substitute nominees selected by the Board of Directors.

Continued and to be signed on reverse side